                                                                    Exhibit 10.9

                     INCIID EXCLUSIVE SPONSORSHIP AGREEMENT


      This agreement, made this 15th day of January 1999, is made by and between INCIID (the International Council on Infertility Information Dissemination), a Virginia nonprofit corporation exempt from federal income tax under section 501
(c)(3) of the Internal Revenue Code, with its principle place of business located at 5008 South 24th Street, Arlington, Virginia 22206, and principle place of business located at 50008 South 24th Street, Arlington Virginia 222206, and Mediconsult.com Limited, hereinafter referred to a s "Mediconsult", a Bermuda corporation, with it principal place of business located at

------------     -----------------------------------------------------.

      WHEREAS INCIID, as a nonprofit, tax-exempt corporation relies of the support of its sponsors and contributors to make its activities and programs possible; and

      WHEREAS, Mediconsult desires to support the mission and activities of INCIID by becoming the exclusive sponsor of INCIID's Internet site; and

      WHEREAS, Mediconsult seeks to drive visitors from WWW.INCIID.ORG (the "Site") to its World Wide Web sites, including WWW.MEDICONSULT.COM (the "Mediconsult Web site"), to acquire new and repeat visitors, to increase traffic for healthcare content, and to reinforce the Mediconsult brand; and

      WHEREAS, INCIID and Mediconsult now desire to enter into this Agreement whereby Mediconsult shall be the exclusive sponsor of INCIID Web sites, subject to the terms and conditions stated herein;

      THEREFORE, INCIID and Mediconsult agree as follows:

1. EXCLUSIVE SPONSOR. Mediconsult agrees to become the exclusive sponsor of INCIID's Internet web site located at WWW.INCIID.ORG. As exclusive sponsor, Mediconsult will have the sole right to place sponsor messages on the web site and that no advertising links, promotional information or marketing materials from third parties shall be placed or displayed on the Site without the prior written approval of Mediconsult. However, INCIID staff will introduce Mediconsult to its existing and potential sponsors and encourage these sponsors to continue and expand their sponsorship messages on the web site. In addition, INCIID will not (a) sell, or permit any other person or entity to sell, any advertising or products or services or make any links on or to the Site; (b) use, or permit any other person or entity to use, all or any part of INCIID's user information database; (c) license, link or otherwise make its content available on the World Wide Web to any other person or entity; or (d) own or operate any other Web site for which Mediconsult is not the exclusive sponsor as herein provided.

2. SPONSORSHIP FEE. As the exclusive sponsor of INCIID's Internet web site, Mediconsult agrees to donated Five-Hundred-Thousand Dollars (500,000.00) in cash or common stock of Mediconsult.com per year for each and every year of the terms of this agreement. It is agreed and understood by INCIID that the donation is to be used to directly support INCIID's activities with respect to it web site and that at least 80% of the donation will be so used. It is further agreed and understood that a majority of INCIID staff time, including the time of its current President and Executive Director, will be spent on the INCIID web site. In addition, INCIID will not (a) sell, or permit any other person or entity to sell, any advertising or products or services or make any links on or to the Site; (b) use, or permit any other person or entity to use, all or any part of INCIID's user information database; (c) license, link or otherwise make its content available on the World Wide Web to any other person or entity; or (d) own or operate any other Web site for which Mediconsult is not the exclusive sponsor as herein provided.

INCIID Agrees to the extent possible, to transfer any and all current sponsor agreements to Mediconsult as of the beginning date of this Agreement. The manner of execution of the transfer will be agreed between all parties. Revenue from existing INCIID sponsorship agreements will be apportioned based on the full length of the agreement and the period of that agreement that overlaps with this exclusive sponsorship agreement.

The donation shall be payable in equal, quarterly funding of One Hundred Twenty-Five Thousand Dollars ($125,00.00) each, payable on or before January 15, 1April 15, July 15, and October 15 of each calendar year throughout the term of this Agreement. In addition, Mediconsult shall pay a royalty equal to ten percent (10%) of any revenues that exceed $500,000.00 per year that Mediconsult generated that are directly related to sponsorship of the INCIID Internet site. [Any sponsor recognition or message that appears, in any form, on the INCIID web site will be considered a sponsorship directly related to the INCIID site for purposes of this Agreement.] Products or services on or purchased through a Mediconsult web site will not be directly related to the INCIID site. Royalty payments shall be paid quarterly, during the quarter in which Mediconsult received sub-sponsorship fees, according to the sponsorship fee payment schedule detailed within this paragraph.

Mediconsult agrees to maintain and preserve full, complete and accurate books, records, and accounts in accordance with generally accepted accounting principles of any and all sponsorship and other fees received directly related to the INCIID web site and this Agreement. Mediconsult shall provide quarterly reports of these earning to INCIID, along with its quarterly sponsorship and royalty payments to INCIID. INCIID or an independent certified public accountant designated by it an reasonably acceptable to Mediconsult shall have the right at all reasonable times during normal business hours upon reasonable prior notice, at its expense, to review the books, records, [including sub-sponsor contracts], in addition, INCIID will not (a) sell, or permit any other person or entity to sell, any advertising or products or services or make any links on or to the Site; (b) use, or permit any other person or entity to use, all or any part of INCIID's user information database; (c) license, link or otherwise make its content available on the World Wide Web to any other person or entity; or (d) own or operate any other Web site for which Mediconsult is not the exclusive sponsor as herein provided in addition to interest form the date such amount was due until paid, at one and one-half percent (1.5) per month or the maximum rate permitted by law, whichever is less. If an inspection discloses an understatement in any report of five percent (5%) or more, Mediconsult shall, in addition reimburse INCIID for any and all out-of-pocket costs and expenses of such accountant connected with the inspection

3. RECOGNITION. To recognize and acknowledge Mediconsult's donation, INCIID agrees to:

      o Include Mediconsult's name and logo on INCIIDS's Internet site, identifying Mediconsult as the exclusive sponsor of the website.

      o Incorporate navigation bars, links and other navigational devices reasonably requested by Mediconsult to enable visitors to navigate both INCIID's site and Mediconsult's site more easily;

      o Provide other recognition of Mediconsult's sponsorship as mutually agreed between the parties and as permitted by the rules and regulations of the Internal Revenue Service with respect to nonprofit organizations exempt form tax under section 501(C)(3) of the Internal Revenue Code.

      o Allow such sponsorship as agreed upon by Mediconsult and INCIID to appear on the web site.

      o     Share linking between the INCIID and Mediconsult websites.

      o Enable visitors to the Site or purchase products or services through Mediconsult's sites. INCIID acknowledges that Users who purchase goods or services will be deemed to be visitors of Mediconsult and subject to all rules, policies and operating procedures concerning visitors, orders, customer service and sales. Mediconsult may change its policies and operating procedures at any time.

Mediconsult agrees to be solely responsible for any and all costs related to special programming or coding necessary to include sponsor messages on the INCIID web site.

4. REPORTING. INCIID shall report to Mediconsult regarding the programs and activities of the INCIID website at least quarterly, In addition, INCIID agrees to make its web site log files available to Mediconsult for Mediconsult's own analysis, including allowing Mediconsult to send such files off INCIID's server for such analysis by Mediconsult. INCIDD further agrees to allow programming changes to take place on its web site, and to add additional software as requested to do so by Mediconsult, to support Mediconsult's reporting and analysis activities. Mediconsult agrees to be responsible for the cost of any software and any requested programming, which software and changes INCIID agrees to implement on its web site. Quarterly reports shall include:

      o     Budget reports;

      o Website content information including reports on prior, new and future content plans; and

      o     Other information as mutually agreed between Mediconsult and INCIID.

5. OWNERSHIP. The parties understand and agree that all information residing on their respective websites is and shall remain the sole and exclusive property of website owner, including but not limited to copyright to the information. The parties understand and agree that materials and information jointly developed by INCIID and Mediconsult, such as but not limited to transcripts of auditoriums sponsored jointly by INCIID and Mediconsult, regardless of the equipment used to conduct, or the "place" of such auditoriums, shall be and remain the joint property of INCIID and Mediconsult, It is further agreed and understood that INCIID shall not develop any web site content for use on any website other than the Site, or jointly with any other sponsor during the term of this Agreement, unless such joint content development is mutually agreed to in advance by Mediconsult. INCIID hereby grants to Mediconsult, during the term of this Agreement and any extensions or renewals thereof, an exclusive, royalty-free license to establish hyperlinks between the parties' Web Sites and to use INCIID's trade names, logos, trademarks and service marks (the "INCIID Marks") as is reasonably necessary to establish and promote such hyperlinks and to otherwise perform its obligations under this Agreement; provided, however, that any promotional materials or usages containing any of the INCIID Marks will be subject to INCIID's prior written approval.


      INCIID and Mediconsult warrant that they have the right to use all materials and information included on their respective websites, including owning and/or holding copyright and trademark rights to sue any and all such materials an information, and that all content and other similar information and materials used on their respective websites is lawful and does not violate any federal, state or local laws and regulations and is not legally threatening or obscene.


6. TERM. The term of this agreement shall be for three (3) years, beginning January 1, 1999 and ending December 31, 2001. This agreement may be renewed for subsequent three (3) year terms upon the mutual written consent of both parties. - The parties agree to discuss, in good faith, prior to the end of the initial term, the status of the relationship of the parties and the terms of this Agreement. Notwithstanding the foregoing, if the parties agree to renew this Agreement, the terms of the Agreement, including without limitation the compensation terms stated in
      Section 2 below, shall remain in full force and effect without amendment. However, if before the expiration of the initial term INCIID receives a bona fide offer from a third party to become the exclusive sponsor of or have another exclusive relationship with the Site on financial terms more advantageous to INCIID than those stated in Section 2 herein and provides Mediconsult with written notice and a copy of such offer, Mediconsult will have the right, by notice to INCIID in writing within thirty (30) days of receiving such notice, to match the financial terms offered by such third party for the renewal term. If Mediconsult notifies INCIID that it is willing to renew this Agreement upon the amended financial terms, then those terms shall be applied to the renewal term, notwithstanding anything in this Agreement to the contrary. If Mediconsult does not notify INCIID that it is willing to amend the financial terms of this Agreement for the renewal term within thirty (30) days of receiving such notice, then INCIID shall have fifteen (15) days thereafter to give Mediconsult written notice to terminate this Agreement at the end of the initial term and may then enter into an agreement with such third party on the amended terms last offered to Mediconsult.

      7. TERMINATION. This agreement may only be terminated by the non-breaching parties upon the material breach of any of its terms, including but not limited to the failure of INCIID to acknowledge Mediconsult's sponsorship of INCIID's website pursuant to the terms of this Agreement or Mediconsult's failure to timely pay sponsorship and/or royalty fees pursuant to the terms of this Agreement,. As follows: Upon a material breach of the contract, non-breaching party shall give the thirty (30) days to cure the breach. If the breach is not cured within the 30-day period. The contract will terminate immediately at the end of the 30-day cure period. This agreement may also be terminated upon mutual written agreement of the parties. Notwithstanding the foregoing, if such breach involves the payment of money and is not cured or otherwise resolved by the parties in writing within fifteen (15) days after receipt by Mediconsult of such notice, INCIID shall be entitled to initiate an audit under Section 2. In the event of such an audit, if the Auditor shall render an award of monetary damages payable to INCIID, and such amount shall remain unpaid for ten (10) days after Mediconsult receives a copy of such judgment from INCIID, INCIID shall be entitled to terminate this Agreement.

      Upon termination of this agreement for any reason, Mediconsult shall pay, in full, all sponsorship and royalty fees due through and including the termination date within 30 days of the termination date, and shall have no further responsibilities for any quarterly payments. Royalty fees are payable when earned and after receipt by Mediconsult. Following termination, the parties agree to contin8e to honor any sub-sponsorship agreements undertaken by Mediconsult prior to the termination date in accordance with the terms of the Agreement, including INCIID's continued recognition of such sub-sponsorships on its web site provided that Mediconsult or such Sub-sponsor continues to make payment to INCIID for any and all royalties arising from such sponsorships.

      8. CONTINUOUS SERVICE. Both INCIID and Mediconsult will use reasonable efforts to provide continuous availability of their respective websites on the Internet. It is understood and agreed between the parties to this Agreement that availability of the websites will be subject to periodic interruption files, and downtime related to equipment or services outside the control of the parties, including public and private telecommunications services or Internet nodes or facilities. The parties agree that they and their respective officers, employees and agents shall not be liable for any direct, indirect, incidental, special or consequential damages that result form such periodic interruptions in service. On a [quarterly] basis, INCIID will use its best efforts to provide Mediconsult with mutually agreed data concerning search and browsing behavior on the Site, to the extent such behavior reasonably could relate to online promotions or sales of goods or services. Mediconsult shall treat such data as Confidential Information and will not use it except in accordance with reasonable guidelines to be agreed by the parties. Notwithstanding anything contained in this Section, INCIID will not be required to deliver to Mediconsult any user data in violation of its then-existing policies regarding the protection of user information.

9. FORCE MAJEURE . The parties' performance of this Agreement is subject to acts of God, war, government regulation, terrorism, disaster, strikes, civil disorder, or any other emergency beyond the control of the parties making it inadvisable, illegal, or impossible to perform their obligations under this Agreement. Either party may suspend their performances under this Agreement as necessitated by the particular act of God, for any one or more of such reasons upon written notice to the other without liability, penalty, or cancellation fees.

10. INDEMNIFICATION. INCIID agrees to indemnify, defend and hold harmless Mediconsult, its officers, employees and agents, from any and all demands, liabilities, losses, costs and claims, including reasonable attorney's fees and costs of litigation, that may arise or result directly or indirectly from INCIID's entering into this Agreement, including INCIID's activities with respect to its Internet web site, any breach of this Agreement or the violation of third-party property rights by any materials provided by it for display on the Site, except for any claim that arises form the gross negligence of INCIID, its officers, employees and agents.


11. CONFIDENTIALITY. The terms and conditions of this Agreement, as well as any information, records or proprietary information exchanges between the parties with respect to this Agreement, will remain confidential to the parties, unless otherwise mutually agreed in writing to be disclosed by the parties or where required by law to disclose the information. It is agreed and understood, however, that the parties may disclose such information to their accountants, legal financial and marketing advisors, and employees as necessary for the performance of this Agreement, provided that such person s agree to treat the information as confidential.


12. MISCELLANEOUS. This Agreement, and INCIID Sponsorship Addendum attached hereto, contains the entire agreements and understanding between the parties with respect to the subject matter discussed in this Agreement and supersedes any prior oral or written agreement, commitments, understandings or communications between the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If any part of this Agreement shall be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity, or unenforceability shall not affect the remainder of this Agreement which shall survive and be construed as if such invalid or unenforceable part had not been contained, Herein. In the vent that a dispute arises between the parties, both parties agree that it should be arbitrated pursuant to the rules of the American Arbitration Association (AAA) at the office of the AAA maintained in New York City. If any party to this Agreement breaches any of the terms of this Agreement, then that party shall pay to the non-defaulting party all of the non-defaulting part's costs and expenses, including but not limited to reasonable attorney's fees and costs of litigation and arbitration, incurred by the non-defaulting party in enforcing the terms of this Agreement. This Agreement shall be binding upon the parties hereto, their assigns, successors, heirs, executors and administrators.


13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. But all of which together shall constitute one and the same instrument.


      By our signatures we agree on behalf of our respective organizations to the terms and conditions of this sponsorship agreement as of the first date specified above.

      FOR MEDICONSULT.COM, LIMITED           FOR THE INTERNATIONAL COUNCIL ON
      INFERTILITY                            INFORMATION DISSEMINATION, INC.


      /s/ Robert A. Jennings                 /s/ Theresa Venet Grant
      -----------------------                --------------------------
      Robert Jennings, CEO                   Theresa Venet Grant, President
